Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Form S-1 Registration Statement (Amendment No. 3 to Form S-1 No. 333-170633) filed with the Securities and Exchange Commission of our report dated November 2, 2010, except as to note 14, which is as of January 10, 2011 on the consolidated financial statements of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2009 and 2008, and our review report dated November 2, 2010 except as to note 6, which is as of January 10, 2011 on the consolidated financial statements of Swisher Hygiene Inc. and Subsidiaries as of September 30, 2010. We further consent to the inclusion of our name under the heading “Experts” in the Form S-1 Registration Statement.

/s/ Scharf Pera & Co., PLLC

Scharf Pera & Co., PLLC
Charlotte, North Carolina

January 30, 2011